Exhibit 11

                              Novoste Corporation
                        Computation of Net Loss Per Share


                                                                         Year Ended December 31,
                                                            1996                     1995                    1994
                                                     --------------------    ---------------------    --------------------
Weighted average number of shares of common
stock outstanding during the year                              6,543,129                3,679,361               2,836,896

Effect of common stock issued and stock options
and warrants granted during the 12-month
period  preceding April 11, 1996                                 294,542                1,194,411               1,194,411

Elimination of duplicative effect of including
the same shares in both above amounts                           (89,179)                (202,625)                 -
                                                     --------------------    ---------------------    --------------------

Total common and common equivalent shares                      6,748,492                4,671,147               4,031,307
                                                     ====================    =====================    ====================

Net loss                                                     (5,939,081)              (3,218,026)             (2,195,689)
                                                     ====================    =====================    ====================
Net loss per share                                   $            (0.88)     $             (0.69)     $            (0.54)
                                                     ====================    ====================     ====================
